Alexander & Baldwin Reports Solid Fourth Quarter And Full-Year 2014 Operating Results; Will File For Extension Of 2014 10-K Filing Date

- Waihonua completed in November and all 340 units closed by January 2015

- $35 million of Q4 Development revenue from the sale of seven acres at Maui Business Park and three Kahala Avenue properties

- Leasing Net Operating Income (NOI) of $19 million in Q4; $77.3 million for the full year, up 12%1

- Q4 Materials & Construction EBITDA increases by 50% to over $10 million1

HONOLULU, March 2, 2015 /PRNewswire/ -- Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced full-year 2014 operating profit before discontinued operations of $147.3 million, compared to $101.4 million for 20131. 2014 operating profit was $91.1 million, compared to $64.7 million for 2013. Improved results for 2014 reflect increased real estate sales activity, higher leasing income and inclusion of a full year of results from Grace Pacific, whereas 2013 includes Grace results from October 1, 2013, the date A&B acquired Grace. Revenue was $560.0 million in 2014, compared to $365.2 million in 2013. The Company is not reporting net income at this time because it requires additional time to finalize its financial statements for the year ended December 31, 2014 following an extended review of its deferred income tax accounts. Accordingly, the Company is reporting operating results and other financial information. Adjustments resulting from this review, which are not expected to be material, will not affect pre-tax operating income and will not require any cash payment of taxes. Tomorrow, the Company will file to extend the date for filing its 2014 Form 10-K.

Revenue before discontinued operations for the fourth quarter of 2014 was $165.1 million, compared to $496.1 million for the fourth quarter of 20131. Fourth quarter 2014 operating profit before discontinued operations was $26.5 million, compared to $48.1 million for the fourth quarter of 20131. These year-over-year declines were primarily attributable to 2013 sales of seven Mainland properties to fund the Company's acquisition of the Kailua Town portfolio and Pearl Highlands Center, the 2013 sale of a 24-acre parcel adjacent to Maui Business Park for the development of Maui's first Target-anchored center, and lower Agribusiness performance in 2014. Revenue and operating profit for the fourth quarter of 2014 were $165.1 million and $26.5 million, respectively, compared to $204.8 million and $35.2 million, respectively, in the fourth quarter of 2013.

"Solid fourth quarter operating performance from our Real Estate segments and Grace Pacific capped off a positive year of operating results in 2014," said Stanley M. Kuriyama, A&B chairman and chief executive officer. "The fourth quarter saw three closings for seven acres totaling $14 million of sales revenue at our Maui Business Park project and closings of three lots in our Kahala Avenue portfolio for $21 million of revenue. Nineteen joint venture units closed during the quarter, including 12 from our recently completed 340-unit Waihonua high-rise project in Kaka'ako. The balance of the Waihonua units closed in January, thus bringing this project to a very successful conclusion. In October 2014, we broke ground on our 464-unit Collection project, also located in Kaka'ako. Sales at The Collection have been excellent. 93% of the 450 units released for sale have already been pre-sold, with 88% of the released units sold under binding contracts--the vast majority to local buyers."

"We continue to expect good sales activity at our development projects to carry over into 2015."

"Leasing NOI was $19 million1 in the quarter, and $77 million for full-year 2014, a 12% increase1 over 2013, with over 75% of our NOI now coming from our Hawaii portfolio. We also acquired the 204,400-square-foot Kaka'ako Commerce Center in December for $39 million, which will be funded primarily with 1031 proceeds from completed land sales and future sales of Mainland properties."

"Grace Pacific's performance in the fourth quarter was strong, with over $10 million of EBITDA in the fourth quarter, bringing full-year EBITDA to $38 million1."

"Together, these positive performances drove A&B's full-year 2014 operating profit 41% higher than in 2013, despite a $12 million full-year operating loss in Agribusiness."

"Since our June 29, 2012 separation from Matson, we've worked hard to focus our asset base in Hawaii--it's the market we know best and where we can fully leverage our knowledge and experience to generate value for shareholders," Kuriyama said. "We've made major strides in growing our presence in Hawaii. In 2013 and 2014, we invested $1.3 billion of capital in real estate properties and complementary businesses that have enhanced the quality of our earnings and cash flow. In 2014, much of our effort was spent on successfully integrating these investments into our portfolio and on ensuring that our projects will benefit from the continuing improvement in Hawaii's economy and real estate markets. In August 2014, we increased our development pipeline by 600 residential units when we received final zoning approval for our 95-acre project in Kihei, Maui. We also expanded our home construction program at Kukui'ula--our 1,000-acre resort residential project in Poipu, Kauai--where we expect to have 26 homes under construction in 2015, with an additional 20 homes scheduled to start in 2016."

FOURTH QUARTER 2014 OPERATING RESULTS
Operating profit for the Development & Sales segment was $14.2 million for the quarter, compared to $38.1 million for the fourth quarter of 2013. The difference is primarily due to the 2013 sales of seven Mainland properties (to fund the Pearl Highlands Center and Kailua Town portfolio acquisitions) and a 24-acre parcel adjacent to Maui Business Park for the development of Maui's first Target-anchored center. Fourth quarter 2014 results included the sales of 7.2 acres at Maui Business Park, three Kahala Avenue properties, returns from the Company's investment in the 205-unit ONE Ala Moana condominium on Oahu, two parcels on Maui totaling 43 acres, and 19 joint venture units.

Real Estate Leasing operating profit in the quarter was $11.6 million, up 8.4% from the fourth quarter of 2013. NOI for the quarter was $19.0 million, a 4.4% improvement over the fourth quarter of 20131. Both operating profit and NOI benefited from the expansion of the portfolio in 2013 and improved results from Mainland properties. As forecasted, the rate of NOI growth moderated in the fourth quarter due to the timing of acquisitions, which occurred primarily in the last four months of 2013. Fourth quarter 2014 occupancy for both the Hawaii and Mainland portfolios was 94%, compared to 94% and 95%, respectively, for the fourth quarter of 2013.

The Materials & Construction segment reported operating profit of $8.6 million and of EBITDA $10.4 million1 for the fourth quarter of 2014, compared to $2.9 million of operating profit and $6.8 million1 of EBITDA for the fourth quarter of 2013. Operating profit for fourth quarter of 2014 and 2013 included a negative $0.4 million and $2.8 million, respectively, of non-cash impacts from purchase price allocation adjustments. Grace Pacific's performance in the fourth quarter improved compared to last year due principally to increased tons paved and construction material sales.

Agribusiness posted an operating loss of $7.9 million for the fourth quarter, compared to an operating loss of $3.6 million for the fourth quarter of 2013. Results were lower due primarily to a lower volume of sugar sold at lower prices, and a higher cost per ton of sugar produced due to lower production from wet weather, partially offset by higher molasses and power margins.

Interest expense was $7.4 million in both the fourth quarters of 2014 and 2013, and corporate expenses for the quarter were $5.2 million compared to $5.9 million (which excludes $0.1 million of Grace acquisition costs) for the fourth quarter of 2013. Corporate expenses decreased due primarily to non-interest financing costs in the fourth quarter of 2013 that did not repeat in 2014, and lower professional fees and performance-based compensation in the fourth quarter of 2014 compared to last year.

FULL-YEAR 2014 OPERATING RESULTS
Real Estate Development & Sales operating profit was $85.7 million in 2014, compared to $44.4 million in 2013. Leasing operating profit of $47.5 million was up 9.4% over last year, and NOI increased 12.4%, to $77.3 million1, compared with 2013. Agribusiness operating losses for the year were $11.8 million, compared to operating profit of $10.7 million in 2013. Operating profit for the Materials & Construction segment in 2014 was $25.9 million and EBITDA was $38.0 million1.

ANALYSIS OF OPERATING RESULTS

REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project's asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing - Fourth quarter of 2014 compared with 2013

	Quarter Ended December 31,
(dollars in millions)	2014	2013	Change
Revenue	$32.1	$30.4	5.6%
Operating profit	$11.6	$10.7	8.4%
Operating profit margin	36.1%	35.2%
NOI[1]
Hawaii	$14.8	$11.0	34.5%
Mainland	$4.2	$7.2	(41.7)%
Total	$19.0	$18.2	4.4%
Average occupancy rates:
Hawaii	94%	94%
Mainland	94%	95%
Total	94%	95%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.6	2.6
Mainland improved (million sq. ft.)	2.5	2.5
Total improved (million sq. ft.)	5.1	5.1
Total Hawaii urban ground leases (acres)	115	116

Real Estate Leasing revenue and operating profit for the fourth quarter of 2014 were 5.6% and 8.4% higher, respectively, than 2013, primarily due to the net expansion of the portfolio in 2013, and improved performance from Mainland properties. As anticipated, the rate of NOI growth slowed in the fourth quarter of 2014 compared to the third quarter 2014 growth due to the timing of 2013 acquisitions, which occurred primarily in the last four months of 2013. The Hawaii commercial property acquisitions made in 2013 also significantly shifted the mix of NOI to be more heavily weighted from Hawaii (78%) than the Mainland (22%).

Real Estate Leasing - 2014 compared with 2013

(dollars in millions)	2014	2013	Change
Revenue	$125.6	$110.4	13.8%
Operating profit	$47.5	$43.4	9.4%
Operating profit margin	37.8%	39.3%
NOI[1]
Hawaii	$59.8	$34.7	72.3%
Mainland	$17.5	$34.1	(48.7)%
Total	$77.3	$68.8	12.4%
Average occupancy rates:
Hawaii	94%	93%
Mainland	93%	95%
Total	94%	95%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.6	2.6
Mainland improved (million sq. ft.)	2.5	2.5
Total improved (million sq. ft.)	5.1	5.1
Total Hawaii urban ground leases (acres)	115	116

Real Estate Leasing revenue and operating profit for 2014 were 13.8% and 9.4% higher, respectively, than 2013 primarily due to the net expansion of the portfolio in 2013, and improved performance from several Mainland properties. The increase in operating profit was partially offset by higher depreciation and amortization. NOI was 12.4%1 higher in 2014 compared to 2013 due to portfolio expansion in 2013. The Hawaii commercial property acquisitions made in 2013 also significantly shifted the mix of NOI to be more heavily weighted from Hawaii (77%) than the Mainland (23%).

Real Estate Development & Sales - Fourth quarter of 2014 compared with 2013

	Quarter Ended December 31,
(dollars in millions)	2014	2013	Change
Improved property sales revenue	$—	$279.4	(100.0)%
Development sales revenue	37.6	37.4	0.5%
Unimproved/other property sales revenue	1.8	42.0	(95.7)%
Total revenue	$39.4	$358.8	(89.0)%
Operating profit before joint ventures	$13.2	$35.7	(63.0)%
Earnings from joint ventures	1.0	2.4	(58.3)%
Total operating profit	$14.2	$38.1	(62.7)%
Operating profit margin	36.0%	10.6%

Real Estate Development & Sales - 2014 compared with 2013

(dollars in millions)	2014	2013	Change
Improved property sales revenue	$64.1	$331.6	(80.7)%
Development sales revenue	56.6	41.8	35.4%
Unimproved/other property sales revenue	29.3	49.6	(40.9)%
Total revenue	$150.0	$423.0	(64.5)%
Operating profit before write down and joint ventures	$83.7	$46.4	80.4%
Write down of The Shops at Kukui'ula joint venture investment	—	(6.3)	(100.0)%
Earnings from joint ventures	2.0	4.3	(53.5)%
Total operating profit	$85.7	$44.4	93.0%
Operating profit margin	57.1%	10.5%

Fourth quarter 2014: Revenue and operating profit were $39.4 million and $14.2 million, respectively, and were principally driven by the sales of 7.2 acres at Maui Business Park (MBP), three Kahala Avenue properties, and two Maui parcels totaling 43 acres. Operating profit also included returns from the Company's investment in the 205-unit ONE Ala Moana condominium on Oahu, 19 joint venture sales (12 on Oahu, four on Kauai and three on Hawaii Island), partially offset by joint venture expenses.

2014: Revenue and operating profit were $150.0 million and $85.7 million respectively, and included the sale of a Maui commercial property, 11 Maui parcels, 7.2 acres at MBP, seven Kahala Avenue properties, a 6.4-acre parcel at the Wailea Resort on Maui, and the recognition of deferred revenue associated with the sale of three Mainland commercial properties in the fourth quarter of 2013. Operating profit additionally included returns from the Company's investment in the ONE Ala Moana condominium, and the sales of 43 joint venture residential units (12 on Oahu, 14 on Kauai, two on Maui and 15 on Hawaii Island), partially offset by joint venture expenses.

Fourth quarter 2013: Revenue of $358.8 million was related primarily to the sales of seven Mainland commercial properties, a 24-acre parcel adjacent to MBP, eight Kahala Avenue residential lots, and a small commercial lot on Oahu. Operating profit was $38.1 million and also included development fees, interest income, and nine joint venture residential sales, partially offset by joint venture expenses.

2013: Revenue and operating profit were $423.0 million and $44.4 million, respectively, and included the sale of 10 Mainland commercial properties, nine Kahala Avenue lots, a 24-acre parcel adjacent to MBP, two Maui parcels and one small commercial lot on Oahu. Operating profit also included the sales of 30 joint venture residential units, partially offset by a $6.3 million non-cash write down in the third quarter of 2013 related to the Company taking control of The Shops at Kukui'ula, due diligence costs related to acquisition activities and joint venture expenses.

MATERIALS & CONSTRUCTION

Materials & Construction - Fourth quarter of 2014 compared with 2013

	Quarter Ended December 31,
(dollars in millions)	2014	2013	Change
Revenue	$61.3	$54.9	11.7%
Adjusted operating profit[1]	$9.0	$5.7	57.9%
Adjusted operating profit margin[1]	14.7%	10.4%
Operating profit	$8.6	$2.9	3X
Operating profit margin	14.0%	5.3%
EBITDA[1]	$10.4	$6.8	52.9%
Backlog at period end	$219.4	$218.1	0.6%

The Materials & Construction segment reported adjusted operating profit of $9.0 million1 for the fourth quarter (which excluded a negative $0.4 million non-cash impact from purchase price allocation adjustments), and $10.4 million1 of EBITDA. These results compare to fourth quarter 2013 adjusted operating profit of $5.7 million1 (which excluded a negative $2.8 million non-cash impact from purchase price allocation adjustments), and EBITDA of $6.8 million1. The segment's performance in the fourth quarter of 2014 improved compared to last year due principally to increased ton paved and construction material sales.

Materials & Construction - 2014compared with 2013 (2013 includes Grace results only from its October 1, 2013 acquisition to December 31, 2013)

(dollars in millions)	2014	2013
Revenue	$234.3	$54.9
Adjusted operating profit[1]	$29.9	$5.7
Adjusted operating profit margin[1]	12.8%	10.4%
Operating profit	$25.9	$2.9
Operating profit margin	11.1%	5.3%
EBITDA[1]	$38.0	$6.8
Backlog at period end	$219.4	$218.1

On October 1, 2013, the Company completed the acquisition of Grace Pacific. Segment results for 2013 reflect Grace's results from the date of acquisition to December 31, 2013 and are, therefore, not comparable to full-year results for 2014.

Materials & Construction revenue was $234.3 million and adjusted operating profit was $29.9 million1 in 2014, and was primarily attributable to paving activities and construction material sales. Adjusted operating profit for 2014 also excluded approximately $4.0 million of negative non-cash impacts from purchase price allocation adjustments. EBITDA was $38.0 million1 for 2014.

Backlog at the end of December 31, 2014 was $219.4 million, compared to $218.1 million as of December 31, 2013. Backlog also includes all of the backlog of Maui Paving, a 50 percent-owned non-consolidated affiliate.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

Agribusiness - Fourth quarter of 2014 compared with 2013

	Quarter Ended December 31,
(dollars in millions)	2014	2013	Change
Revenue	$32.3	$52.0	(37.9)%
Operating loss	$(7.9)	$(3.6)	(2X)
Operating profit margin	NM	NM
Tons sugar produced	46,900	52,900	(11.3)%
Tons sugar sold (raw and specialty sugar)	37,900	75,300	(49.7)%

Agribusiness revenue for the fourth quarter of 2014 decreased $19.7 million, or 37.9%, compared to the fourth quarter of 2013, due to one less raw sugar shipment delivered in the quarter compared to last year. Operating loss for the fourth quarter of 2014 was $7.9 million, compared to an operating loss of $3.6 million in the fourth quarter of 2013, due principally to lower volume of sugar sold at lower prices and higher costs per ton of sugar produced due to lower full-year production levels.

Sugar production for the fourth quarter of 2014 was lower than the fourth quarter of 2013 due to a decrease in the number of acres harvested due to inclement weather, and slightly lower yields. Sugar volume sold was significantly lower in the fourth quarter of 2014, primarily due to one less raw sugar shipment noted above.

Agribusiness - 2014 compared with 2013

(dollars in millions)	2014	2013	Change
Revenue	$120.5	$146.1	(17.5)%
Operating profit (loss)	$(11.8)	$10.7	NM
Operating profit margin	NM	7.3%
Tons sugar produced	162,100	191,500	(15.4)%
Tons sugar sold (raw and specialty sugar)	154,300	159,600	(3.3)%

Agribusiness revenue decreased $25.6 million, or 17.5%, in 2014 compared with 2013. The decrease was primarily due to lower raw sugar sales revenue due principally to lower prices, lower vessel charter revenue due to no outside charters in 2014, and lower specialty sugar sales from lower volume, partially offset by higher power sales volume and price, and higher molasses sales volume.

Operating profit decreased $22.5 million in 2014 compared with 2013. The decrease was primarily due to lower sugar prices and production, partially offset by higher power revenue primarily due to higher volumes sold.

Sugar production in 2014 was 15.4% lower than 2013 due principally to lower number of acres harvested due to inclement weather during the harvesting season. Tons of sugar sold was 3.3% lower in 2014 than in 2013, due principally to lower volume of specialty sugar sold.

1	See pages 10 and 12 for a discussion of management's use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of over 88,000 acres in Hawaii, A&B is the state's fourth largest private landowner, and one of the state's most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland and is the second largest owner of retail assets in the state. It owns and operates the state's only sugar plantation. A&B is also one of Hawaii's largest materials companies and is the state's largest paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts, including statements regarding the anticipated consequences of the Company's review of its deferred income tax accounts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. Additional factors that could affect the forward-looking statements in this release include the impact of any required adjustment of the Company's financial statements relating to the Company's review of its deferred income tax accounts. This release should be read in conjunction with pages 19-32 of Alexander & Baldwin, Inc.'s 2013 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

USE OF NON-GAAP FINANCIAL MEASURES
The Company presents revenue and operating profit before subtracting amounts related to discontinued operations, which are non-GAAP measures. This presentation is consistent with how management evaluates performance and makes decisions regarding capital allocation for the Company's real estate businesses. Revenue and operating profit before discontinued operations should not be considered alternatives to revenue, operating profit or net income (determined in accordance with GAAP) as indicators of the Company's financial performance. Required reconciliations are presented in the Industry Segment Data & Other Financial Information schedule on page 12.

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, including discontinued operations, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. The Company provides this information to investors as an additional means of evaluating ongoing core operations. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment's operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in millions)	2014	2013	2014	2013
Real Estate Leasing segment operating profit before discontinued operations	$11.6	$10.7	$47.5	$43.4
Less amounts reported in discontinued operations (pre-tax)	—	(2.8)	(0.3)	(14.6)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$11.6	$7.9	$47.2	$28.8
Adjustments:
Depreciation and amortization	7.0	7.0	28.0	24.8
Straight-line lease adjustments	(0.9)	(0.7)	(2.7)	(2.9)
General and administrative expenses	1.3	1.2	4.5	3.5
Discontinued operations	—	2.8	0.3	14.6
Real Estate Leasing segment NOI	$19.0	$18.2	$77.3	$68.8
Percent change over prior comparative period	4.4%		12.4%

The Company presents the non-GAAP measures of EBITDA, adjusted operating profit, and adjusted operating profit margin for the Materials & Construction segment, which contain the results of Grace Pacific. The Company uses these non-GAAP financial measures when evaluating operating performance for the Materials & Construction segment because management believes that EBITDA, adjusted operating profit, and adjusted operating profit margin provide insight into the segment's core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment's ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA and adjusted operating profit. A reconciliation of segment operating profit to EBITDA, adjusted operating profit, and adjusted operating profit margin follows:

	Three Months Ended December 31,		Year Ended December 31,

(dollars in millions)	2014	2013	2014	2013*
Operating profit	$8.6	$2.9	$25.9	$2.9
Depreciation & amortization expense	2.9	4.4	15.2	4.4
Income attributable to non-controlling interest	(1.1)	(0.5)	(3.1)	(0.5)
EBITDA**	$10.4	$6.8	$38.0	$6.8
Change in EBITDA	52.9%		NM

Operating profit	$8.6	$2.9	$25.9	$2.9
Impact of purchase price allocation adjustments	0.4	2.8	4.0	2.8
Adjusted operating profit	$9.0	$5.7	$29.9	$5.7
Revenue	$61.3	$54.9	$234.3	$54.9
Adjusted operating profit margin	14.7%	10.4%	12.8%	10.4%

* 2013 results for the Materials & Construction segment include results from Grace Pacific from October 1, 2013, its acquisition date, to December 31, 2013.

** The Company reported adjusted EBITDA of $7.7 million for the quarter and year ended December 31, 2013, which excluded $0.9 million of purchase price allocation adjustments on EBITDA. In the second quarter of 2014, the Company discontinued reporting adjusted EBITDA as the impacts of purchase price allocation adjustments on EBITDA became de minimis. For the three months and year ended December 31, 2014, the impacts of purchase price allocation adjustments on EBITDA to derive adjusted EBITDA were $0.1 million and a negative $0.2 million, respectively.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES SEGMENT DATA & OTHER FINANCIAL INFORMATION (In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenue:	2014	2013	2014	2013
Real Estate:
Leasing	$32.1	$30.4	$125.6	$110.4
Development & Sales	39.4	358.8	150.0	423.0
Materials & Construction**	61.3	54.9	234.3	54.9
Agribusiness	32.3	52.0	120.5	146.1
Total revenue before discontinued operations	$165.1	$496.1	$630.4	$734.4
Less amounts reported in discontinued operations*	—	(291.3)	(70.4)	(369.2)
Total revenue	$165.1	$204.8	$560.0	$365.2

Operating profit:
Real Estate:
Leasing	$11.6	$10.7	$47.5	$43.4
Development & Sales	14.2	38.1	85.7	44.4
Materials & Construction**	8.6	2.9	25.9	2.9
Agribusiness	(7.9)	(3.6)	(11.8)	10.7
Total operating profit before discontinued operations	$26.5	$48.1	$147.3	$101.4
Less amounts reported in discontinued operations*	—	(12.9)	(56.2)	(36.7)
Total operating profit	$26.5	$35.2	$91.1	$64.7

Other financial information:
Interest expense	(7.4)	(7.4)	(29.0)	(19.1)
General corporate expenses	(5.2)	(5.9)	(18.6)	(17.4)
KRSII pretax income (reduction in carrying value), net	0.4	—	(14.7)	—
Grace Pacific acquisition costs	—	(0.1)	—	(4.6)

*

For periods prior to the adoption of Accounting Standards Update 2014-08 in the second quarter of 2014, the Company accounted for leased commercial properties sold or that it intended to sell as discontinued operations.

**	2013 results for the Materials & Construction segment include results from Grace Pacific from October 1, 2013, its acquisition date, to December 31, 2013.

Contact:
Suzy Hollinger
808.525.8422
shollinger@abinc.com

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